UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Four Corners Property Trust, Inc.
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591 Redwood Highway, Suite 1150
Mill Valley, California 94941
(415) 965-8030

April 24, 2020

Dear Four Corners Property Trust, Inc. Stockholder:

You are cordially invited to the Four Corners Property Trust, Inc. 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Friday, June 12, 2020 at 9:00 a.m., Pacific Time.  Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and stockholders, the Annual Meeting will be conducted as a virtual meeting of stockholders. We assure you that you will have the same rights and protections at our virtual meeting as you have previously had during our in-person meetings in prior years.  You may attend the Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/FCPT2020 and entering your unique control number provided in the Notice of Internet Availability of Proxy Materials described below or the proxy card.

At the Annual Meeting, you will be asked to (i) elect seven directors to our Board of Directors, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, (iii) approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement, and (iv) transact such other business as may properly come before the meeting or any postponements or adjournments thereof. The accompanying Notice of 2020 Annual Meeting of Stockholders describes these matters.

We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. Our proxy materials are available at www.proxyvote.com. We have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders, providing instructions on how to access our proxy materials, including this proxy statement and our 2019 Annual Report to Stockholders, on the Internet. Please read the enclosed information carefully before submitting your proxy.

Please join us at the Annual Meeting via live webcast. Whether or not you plan to attend, it is important that you authorize your proxy promptly. If you do attend the Annual Meeting, you may revoke your proxy by electronically voting during the Annual Meeting.

Sincerely,

William H. Lenehan

President, Chief Executive Officer and Director

591 Redwood Highway, Suite 1150
Mill Valley, California 94941
(415) 965-8030

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Four Corners Property Trust, Inc.:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Four Corners Property Trust, Inc., a Maryland corporation, will be held via live webcast at www.virtualshareholdermeeting.com/FCPT2020 on Friday, June 12, 2020, at 9:00 a.m., Pacific Time, for the following purposes:

1.
To consider and vote upon the election of seven directors to the Board of Directors named in this proxy statement to serve until the 2021 Annual Meeting of Stockholders and until their successors have been duly elected and qualify;

2.	To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Friday, April 17, 2020, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2020. Our Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

Regardless of the number of shares of common stock you hold, as a stockholder your vote is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. BRAT

Chief Transaction Officer, General Counsel and Secretary

Dated: April 24, 2020
Mill Valley, California

i

ii

591 Redwood Highway, Suite 1150
Mill Valley, California 94941
(415) 965-8030

PROXY STATEMENT

GENERAL INFORMATION REGARDING SOLICITATION AND VOTING

General

This proxy statement will first be made available to stockholders on or about April 24, 2020. This proxy statement is furnished by the Board of Directors (the “Board”) in connection with its solicitation of proxies for Four Corners Property Trust, Inc.’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 12, 2020, at 9:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/FCPT2020, and any postponements or adjournments thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “our,” “us” and the “Company” refer to Four Corners Property Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. The Notice is being mailed to stockholders on or about April 24, 2020. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2020. Our Proxy Statement and 2019 Annual Report to Stockholders are available at www.proxyvote.com.

Certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and, upon request, will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Four Corners Property Trust, Inc.

We were formed as a Maryland corporation on July 2, 2015, and on November 9, 2015, Darden Restaurants, Inc. (“Darden”) completed a separation and spin-off transaction pursuant to which Darden contributed to us select real estate and restaurant assets in exchange for our shares of common stock, which Darden subsequently distributed to its stockholders on a pro rata basis (the “Spin-Off”).  Our objective is to grow and diversify our portfolio through the acquisition of well-located restaurant properties with leading restaurant operators and franchisees.

Questions and Answers Regarding the Annual Meeting

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to:

•
consider and vote upon the election of seven directors to the Board named in this proxy statement to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualify (“Proposal One”);

•	consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (“Proposal Two”); and

•	consider and vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement (“Proposal Three”).

The proposals set forth in this proxy statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the proxy holders named on the proxy card or their substitutes, to vote on any other business that may properly come before the Annual Meeting. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Who is entitled to vote at the Annual Meeting?

The close of business on Friday, April 17, 2020, has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting. On the Record Date, our outstanding voting securities consisted of 70,323,842 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated in the election of directors.

How do I vote?

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. You may authorize your proxy in the following ways:

•	Via the Internet by following the instructions provided in the Notice;

•	If you request printed copies of the proxy materials by mail, by filling out the proxy card included with the materials; or

•	By calling the toll-free number found on the proxy card or the Notice.

Proxies properly authorized via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is authorized but voting directions are not made, the proxy will be voted “FOR” each of the seven director nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and “FOR” the approval of the compensation of our named executive officers.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

If your shares of common stock are held through a broker, bank or other nominee, under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If a broker that holds shares of our common stock for a beneficial owner does not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a “routine” matter under the NYSE’s rules, including this year’s ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Pursuant to the rules of the NYSE, the election of directors and the non-binding advisory vote on executive compensation are not “routine” matters as to which brokers, banks or other nominees may vote in their discretion on behalf of clients who have not furnished voting instructions. When a broker, bank or other nominee does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner, it is referred to as a “broker non-vote.”

How can I attend the Annual Meeting?

The Annual Meeting will be held on Friday, June 12, 2020, at 9:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/FCPT2020.  Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and stockholders, the Annual Meeting will be conducted as a virtual meeting of stockholders. To enter the live webcast and have the ability to submit questions during the Annual Meeting, please have your unique control number available, which is provided in the Notice or proxy card.  You may vote electronically during the Annual Meeting at www.proxyvote.com by entering your unique control number and following the instructions.

What will constitute a quorum at the Annual Meeting?

Presence by means of remote communication at the Annual Meeting or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. If the shares present by means of remote communication or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned by the chairperson of the Annual Meeting to a date not more than 120 days after the Record Date without notice other than announcement at the Annual Meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you are a stockholder of record as of the Record Date and have returned a valid proxy or attend the virtual Annual Meeting in by means of remote communication, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. “Broker non-votes” will also be counted as present for purposes of determining the presence of a quorum.

How many votes are needed for the proposals to pass?

The proposals to be voted on at the Annual Meeting have the following voting requirements:

Proposal One: Pursuant to our bylaws, in an uncontested election, the seven director nominees will be elected by a majority of votes cast. This means that the number of votes “FOR” a director’s election exceeds the number of votes “AGAINST” the director’s election. Cumulative voting is not permitted. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposal One and will have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

Proposals Two and Three: You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals Two and Three. To be approved, each of Proposal Two and Three must receive the affirmative vote of a majority of the votes cast, by means of remote communication or by proxy, at the Annual Meeting. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposals Two or Three and will have no effect on the result of these votes. While the vote on Proposal Three is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the compensation of our named executive officers.  Proposal Two is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his/her discretion.  Accordingly, we do not expect any broker non-votes with respect to Proposal Two.

What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

•	“FOR” each of the seven director nominees set forth in Proposal One;

•	“FOR” Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	“FOR” Proposal Three, relating to the approval on a non-binding advisory basis of the compensation of our named executive officers.

Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Can I change my vote after I have voted?

You may revoke your proxy at any time prior to it being exercised by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) voting electronically during the Annual Meeting at www.virtualshareholdermeeting.com/FCPT2020 when you enter your unique control number. If you attend the Annual Meeting by means of remote communication, you may vote in electronically whether or not you have previously given a proxy, but your attendance (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares through a broker, bank or other nominee holder, only they can revoke your proxy on your behalf.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board currently has seven directors. The seven persons named below, each of whom currently serves on our Board, have been recommended by our Nominating and Governance Committee and nominated by our Board to serve on the Board until our 2021 Annual Meeting of Stockholders and until their respective successors are elected and qualify. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected. Based on its review of the relationships between the director nominees and the Company, the Board has determined that all of our directors, other than William H. Lenehan, our President and Chief Executive Officer, are independent under applicable SEC and NYSE rules.

The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board.

Under the Nominating and Governance Committee’s Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our stockholders. See “Corporate Governance—Identifying and Evaluating Director Nominees.”

Nominees for Election as Directors

The table below sets forth the names and ages of each of the individuals nominated for election at the Annual Meeting, as well as the positions and offices with us currently held by such individuals.

Name	Position with the Company	Age as of the Annual Meeting
William H. Lenehan	Director, President and Chief Executive Officer	43
Douglas B. Hansen	Director	62
John S. Moody	Director, Chairperson of the Board	71
Marran H. Ogilvie	Director	51
Paul E. Szurek	Director	59
Charles L. Jemley	Director	56
Eric S. Hirschhorn	Director	38

Board Nominees

William H. Lenehan has served as our President and Chief Executive Officer since 2015 and joined the Board in 2015. Mr. Lenehan is a real estate industry professional with significant experience in net leased properties and public company corporate governance matters. Mr. Lenehan served on the board of directors of Darden from October 2014 until he resigned effective as of November 9, 2015 to become our President and Chief Executive Officer. From June 2012 until its sale in late 2014, Mr. Lenehan served as a special advisor to the board of directors of EVOQ Properties, Inc., the owner of a substantial portfolio of development assets in downtown Los Angeles, California. Previously, Mr. Lenehan was the Interim Chief Executive Officer of MI Developments, Inc., now named Granite REIT, an owner of net leased industrial and manufacturing real estate, where he was a member of their Strategic Review Committee and was a director. In addition, Mr. Lenehan served on the board of directors for Gramercy Property Trust Inc., a publicly traded net lease real estate investment trust (“REIT”), from January 2012 until December 2015, where he was Chairman of the Investment Committee, and served on the board of directors of Stratus Properties Inc., a real estate development company, from May 2012 to May 2015. He also spent approximately 10 years as an investment professional at Farallon Capital Management, LLC. Mr. Lenehan has served as a director of Macy’s, Inc. (“Macy’s”), a retailer, since April 2016, and is also a member of the Audit Committee for Macy’s. Mr. Lenehan is a graduate of Claremont McKenna College.

Mr. Lenehan’s qualifications for election to the Board include his extensive executive experience in the real estate industry, including his service as our President and Chief Executive Officer, and his leadership, corporate governance and risk management abilities gained through his experience described above.

Douglas B. Hansen is a Director and joined the Board in 2015. Mr. Hansen is also the chairperson of our Compensation Committee and a member of our Investment Committee and Nominating and Governance Committee. From 2011 to 2017, Mr. Hansen served as CEO of Atria Properties, LLC, a commercial real estate brokerage company. Since 2009, Mr. Hansen has served as President of Resonant Capital, Inc., a business services and real estate company. Mr. Hansen is a founder of Redwood Trust, Inc., a public mortgage REIT, and served as its President from 1994 through 2008 and has been a director of Redwood Trust, Inc. since 1994. Since 2011, Mr. Hansen has been a board member and CFO of River of Knowledge, Inc., a non-profit corporation. Mr. Hansen holds a Bachelor’s degree in Economics from Harvard College and a Master of Business Administration degree from Harvard Business School.

Mr. Hansen’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the real estate industry, including his experience in relation to corporate governance, executive compensation and risk management.

John S. Moody is Chairperson of the Board and joined the Board in 2015. Mr. Moody is also the chairperson of our Investment Committee and a member of our Compensation Committee. Since 2010, he has served as President of Parkside Capital, LLC in Houston, which is the General Partner and Manager of Parkside Capital Land Fund, LTD. From 2006 to 2019, Mr. Moody served as an Independent Director of Potlatch Corporation. From 2007 to 2009, Mr. Moody served as President of Proterra Management LLC in Houston, which is the General Partner and Manager of Proterra Realty Fund, LTD. From 2004 to 2005, Mr. Moody served as President and Chief Executive Officer of HRO Asset Management, LLC. From 2001 to 2004, he was President of Marsh & McLennan Real Estate Advisors, Inc. Mr. Moody has also served as a Director of Huron Consulting Group since 2005, and Hines Global REIT, Inc., a commercial real estate REIT since 2009. From 2000 to 2005, Mr. Moody served on the board of directors of Equity Office Properties Trust, and from 2004 to 2006, he served on the board of directors of CRIIMI MAE, Inc., both of which were publicly traded REITs. Mr. Moody graduated from Stanford University with a Bachelor’s degree and received his Juris Doctorate with honors from the University of Texas.

Mr. Moody’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the real estate industry, including his experience in relation to corporate governance, executive compensation and risk management.

Marran H. Ogilvie is a Director and joined the Board in 2015. Ms. Ogilvie is also the chairperson of FCPT’s Nominating and Governance Committee and a member of our Audit Committee and our Compensation Committee. Ms. Ogilvie has served as a Director of Ferro Corporation, a manufacturing company, since 2017, as a Director of Evolution Petroleum Corporation, an oil and gas company, since 2017, and as a director of GCP Applied Technologies, a global provider of construction products technologies, since March 2019. Ms. Ogilvie served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration from 2008 to 2019, as a Director of Bemis Company, a packaging company, from March 2018 to June 2019, as a Director of Forest City Realty Trust from April 2018 to December 2018, as a Director for Southwest Bancorp, a regional commercial bank from January 2012 to April 2015, as a Director of Seventy Seven Energy Inc., an oil field services company, from 2014 to 2017, as a Director of Zais Financial Corporation, a real estate investment trust, from 2013 to 2017, as a Director of the Korea Fund, an investment company, from 2012 to 2017, and as a Director of LSB Industries, Inc., a manufacturing company, from 2015 to 2018. Prior to that, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer from 2007 to 2009 and General Counsel from 1997 to 2007. Following the merger, Ms. Ogilvie became Chief of Staff at Cowen Group, Inc. until 2010. Ms. Ogilvie received a Bachelor’s degree from the University of Oklahoma and a Juris Doctorate from St. John’s University.

Ms. Ogilvie’s qualifications for election to the Board include her extensive experience as a director and executive in a number of companies in a variety of industries, including her experience in relation to corporate governance, executive compensation, risk management and investment analysis.

Paul E. Szurek is a Director and joined the Board in 2015. Mr. Szurek is also a member of our Investment Committee, Audit Committee and Nominating and Governance Committee.  Since September 2016, Mr. Szurek has served as the President and Chief Executive Officer of CoreSite Realty Corporation, a publicly traded data center REIT. Mr. Szurek was a Director of CoreSite since September 2010, serving as Lead Independent Director. Mr. Szurek served as Chief Financial Officer of Biltmore Farms, LLC from 2003 through August 2016. Prior to joining Biltmore, Mr. Szurek served as Chief Financial Officer of Security Capital Group Incorporated. He has previously served as Director to two publicly-traded real estate companies, Regency Centers from 1996 to 1997 and Security Capital US Realty from 1995 to 1997. Mr. Szurek served as Director of the Charlotte, North Carolina branch of the Federal Reserve Bank of Richmond from 2010 to 2016. He received a Juris Doctorate with honors from Harvard Law School and a Bachelor’s degree with high honors in Government from the University of Texas at Austin.

Mr. Szurek’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the real estate industry, including his experience as a chief executive officer and managing director of other publicly-traded real estate companies and his experience in relation to public REIT corporate governance, strategy and operations, financial and accounting matters, executive compensation and risk management.

Charles L. Jemley is a Director and joined the Board in 2017. Mr. Jemley is also the chairperson of the Audit Committee and a member of the Nominating and Governance Committee. Since January of 2020, Mr. Jemley has served as the Chief Financial Officer of Dutch Bros. Coffee. From July 2018 to December 2019, Mr. Jemley served as the Chief Financial Officer of CKE Restaurant Holdings, Inc. Mr. Jemley also served in various capacities at Starbucks through January 2018, including as Senior Vice President where he led finance for a number of global functions. Mr. Jemley joined Starbucks in February 2006 as part of the original leadership team based in Shanghai, China charged with growing the China market shortly after Starbucks began raising its China equity positions. Since returning to the United States in 2008, Mr. Jemley held a number of senior finance positions, the vast majority of which involved scaling Starbucks international business, including leading its international store development program in 2015. Prior to joining Starbucks, Mr. Jemley had a 16-year career with Yum! Brands (KFC, Pizza Hut, Taco Bell). At Yum, his responsibilities included CFO Yum China from 2004 through 2005, vice president business planning Yum International in 2003, leading US real estate and development for the KFC brand in 2001 and 2002. Mr. Jemley received his B.A. in accounting from the University of Louisville and holds an MBA from the University of Washington.

Mr. Jemley’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the restaurant industry, including his experience in relation to financial and accounting matters and restaurant operations.

Eric S. Hirschhorn is a Director and joined the Board in 2017. Since January 2018, he has served as the Chief Marketing Officer of Fridababy. Mr. Hirschhorn served in various capacities at Restaurant Brands International through March 2017. Most recently, he served as the Head of Burger King Canada. From June 2013 to May 2016, Mr. Hirschhorn served as Burger King’s Chief Marketing Officer for North America and, prior to that role, he served as Vice President of Market Intelligence and Global Innovation for Burger King. Mr. Hirschhorn first joined Burger King in November 2010. Prior to joining Burger King, Mr. Hirschhorn served as General Counsel of 3G Capital from June 2008 to November 2010. From September 2007 to June 2008, Mr. Hirschhorn was an associate at Thelen Reid Brown Raysman Steiner. From May 2017 to May 2018 Mr. Hirschhorn served as a Director of Famous Dave’s of America. Mr. Hirschhorn received his J.D. from Benjamin N. Cardozo School of Law and his B.A. from the University of Pennsylvania.

Mr. Hirschhorn’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the restaurant industry, including his experience in relation to financial and accounting matters and restaurant operations.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board, which is composed entirely of independent directors, has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. KPMG LLP has been our independent registered public accounting firm since the completion of the Spin-Off. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP as the independent registered public accounting firm of the Company for 2020. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board.

A representative of KPMG LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Principal Accountant Fees and Services

The following table summarizes the fees billed by KPMG LLP for professional services rendered to us for 2019 and 2018.

	2019	2018
Audit Fees	$688,330	$660,780
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$688,330	$660,780

Audit Fees. Audit fees consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including the issuance of comfort letters related to debt or equity offerings.

Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided, the maximum fees to be charged in connection with such services and such other limitations or other requirements as the Audit Committee may deem appropriate. The Audit Committee pre-approved all services performed by, and audit fees paid to, our independent registered public accounting firm during fiscal year 2019.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide stockholders the opportunity to vote to express their views, on a non-binding advisory basis, on the compensation of our named executive officers as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the 2019 compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders, is hereby APPROVED on an advisory basis.

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board (and its Compensation Committee, which is responsible for the design and administration of our executive compensation program) will consider the outcome of this stockholder vote in making future decisions regarding the compensation of our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING
ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Corporate Governance Profile

The Board believes that our corporate governance structure closely aligns the Company’s interests with those of our stockholders. Notable features of our corporate governance structure that evidence our commitment to good corporate governance include the following:

•	we have an independent chairperson of the Board;

•	our Board is not staggered, with each of our directors subject to re-election annually;

•	our bylaws require that, in an uncontested election, director nominees must be elected by a majority of votes cast;

•
of the seven persons who serve on our Board, six, or 86% of our directors, have been determined by us to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	all of our committee members are independent;

•	we have regular executive sessions consisting of only the independent directors;

•	we have determined that four of our directors qualify as “audit committee financial experts” as defined by the SEC;

•
we have a stock ownership policy for our non-employee directors and named executive officers, including that our non-employee directors must own shares of our common stock equal to a market value of at least $400,000, our CEO is required to own shares of our common stock equal to at least 6x his annual base salary and our other named executive officers must own shares of our common stock equal to at least 3x their annual base salary. See “—Stock Ownership Policy” below for more information;

•
we have a clawback provision in our equity compensation plan and equity award agreements, as well as a clawback policy that is applicable to all of our named executive officers that applies to all cash and equity-based compensation;

•
we prohibit officers, directors and employees from engaging in short sales and hedging of our securities and from holding our securities in margin accounts or otherwise pledging our securities as collateral;

•	executives do not receive any perquisites not generally available to all corporate employees;

•	our Compensation Committee retains an independent compensation consultant;

•	we believe transparency in our business activities is important to our stockholders and we report on acquisitions and dispositions when they occur;

•	we do not currently provide any acquisition or earnings guidance and instead focus on creating long-term stockholder value;

•	we do not use corporate funds for political or charitable donations (although we encourage our stockholders to be personally charitable);

•
we have opted out of the Maryland business combination and control share acquisition statutes, and we cannot opt back in without approval of at least a majority in voting power of our outstanding common stock; and

•	we maintain high ethical standards and do not acquire any properties that are not aligned with our social responsibility to the communities in which we do business.

Our Board

Our Board currently consists of seven directors. Our charter and bylaws provide that the number of directors constituting our Board may be increased or decreased by a majority vote of our entire Board, provided the number of directors may not be decreased to fewer than one, the minimum number required under the Maryland General Corporate Law nor, unless our bylaws are amended, more than 15 directors.

During 2019, the Board held eleven meetings. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among our executive officers and directors.

Identifying and Evaluating Director Nominees.

Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Director Nomination Protocol is available at www.fcpt.com under Investors — Corporate Governance, as Appendix A to the Nominating and Governance Committee charter.

In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and related Director Nomination Protocol provide that the Company seeks board members who will bring to the board a deep and wide range of experience in the business world, and have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our stockholders in a manner consistent with our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, teamwork and excellence). While the Board does not have a formal diversity policy, the guidelines further provide that the Company strives to maintain a board that reflects the gender, ethnic, racial, age, geography and other diversity of our work force and restaurant guests, and also fosters diversity of thought. The guidelines further note that recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and that the Company also intends to maintain the diversity of its Board.

We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness. When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. The Nominating and Governance Committee also considers recommendations for director candidates provided by third-party search firms, which the Company retains from time to time, including during 2019 with respect to Messrs. Jemley and Hirschhorn, to help identify potential candidates.

Candidates Recommended by Stockholders. Under the Nominating and Governance Committee’s Director Nomination Protocol, stockholders may recommend nominees for director to the Nominating and Governance Committee, and the Nominating and Governance Committee will consider candidates recommended by stockholders. The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner as those recommended by the Nominating and Governance Committee. Stockholders wishing to submit recommendations of director candidates for consideration by the Nominating and Governance Committee should send the candidate’s name and qualification to our Corporate Secretary at 591 Redwood Highway, Suite 1150, Mill Valley, California 94941.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the positions of Chairperson of the Board and CEO be held by separate persons and that the position of Chairperson be held by an independent director. The Board believes that separating the roles of Chairperson and CEO allows for better alignment of corporate governance with stockholder interests and aids in the Board’s oversight of management and the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders. The Board also believes that the separation of the roles of Chairperson and CEO allows the CEO to focus more of his time and energy on operating and managing the Company and leverages the Chairperson’s experience. The Chairperson presides at all executive sessions of independent directors.  The current Chairperson of the Board is John S. Moody, who has extensive experience as a director and executive in numerous real estate companies, including several REITs.  For more information, see Mr. Moody’s biography above under “Proposal One: Election Of Directors.”

In the event the Chairperson is not independent, the independent directors will designate one independent director to serve as the Lead Director until an independent Chairperson is appointed. The Lead Director, if any, will preside at all meetings of the Board at which the non-independent Chairperson of the Board is not present, including the Board’s executive sessions of independent directors, and serve as liaison between a non-independent Chairperson of the Board and the independent directors. The independent Chairperson approves Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advises the committee chairs with respect to agendas and information needs relating to committee meetings, and performs other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Lead Director, if any, will serve for a term as the Board determines but not less than one year. The independent directors may meet without management present at any other times as determined by the independent Chairperson or Lead Director, as applicable.

Committees of the Board of Directors

Our Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these committees must be composed exclusively of independent directors. The Audit Committee must have at least three directors; the Compensation Committee and Nominating and Governance Committee must each have at least two directors. Our Board has also established a standing Investment Committee and may from time to time establish other committees to facilitate the management of the Company.

The following table is a summary of our committee structure and members on each of our committees:

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Investment Committee
William H. Lenehan
John S. Moody		X		X (Chair)
Douglas B. Hansen		X (Chair)	X	X
Marran H. Ogilvie	X	X	X (Chair)
Paul E. Szurek	X		X	X
Charles L. Jemley	X (Chair)		X
Eric S. Hirschhorn		X		X

The Audit Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee each operate under written charters adopted by the Board. The charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are available on our website at www.fcpt.com under Investors — Corporate Governance.

Audit Committee

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the board of directors. The primary duties of the Audit Committee are to, among other things:

•
meet periodically with management, the independent auditor and the internal auditor to review the integrity of the Company’s internal controls over financial reporting, including the process for assessing risk of fraudulent financial reporting and detection of material control weaknesses;

•
review and discuss the Company’s annual audited and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing or distribution of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable;

•	review with financial management and the independent auditor the Company’s quarterly and year-end financial results prior to the public release of earnings;

•
review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls over financial reporting;

•	directly appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditor;

•	review and discuss with the independent auditor any audit problems or difficulties encountered during the course of the audit and management’s response thereto;

•	pre-approve all non-audit services to be performed by the independent auditor in accordance with the policy regarding such pre-approval adopted by the Audit Committee;

•
at least annually, consider the independence of the independent auditor, including a review of any significant engagements of the independent auditor and all other significant relationships with the auditor that could impair its independence, and evaluate the independent auditor’s qualifications, performance and independence;

•	meet with the independent auditor prior to the audit to review its audit plan, including staffing, the scope of its audit and general audit approach;

•
oversee our internal audit function, including confirming that we maintain an internal audit function that reports to the Audit Committee and provides management and the Audit Committee with ongoing assessments of the Company’s risk management process and system of internal control and review any significant reports to management prepared by the internal auditor; and

•
At least quarterly, review the Company’s enterprise risk management process by reviewing material risks to the Company, including material risks related to cyber-attacks, environmental concerns such as climate change, social issues or other sources of material risks to the Company.

The Board has determined that each member of the Audit Committee is independent under the independence requirements set forth by the SEC, in the NYSE listing requirements and the Audit Committee charter. The Board has determined that each member of the Audit Committee is financially literate in accordance with the NYSE listing requirements and that Ms. Ogilvie and Messrs. Hansen, Jemley, and Szurek are each an “audit committee financial expert” under applicable SEC rules and regulations. The Audit Committee met nine times in 2019.

Nominating and Governance Committee

The primary responsibilities of the Nominating and Governance Committee are to, among other things:

•
identify individuals qualified to become members of our Board, consistent with criteria approved by our Board, and recommend to our Board a slate of director nominees for the next annual meeting of stockholders;

•	oversee the evaluation process of the Board and provide advice regarding Board succession;

•	recommend to the Board membership for each committee of the Board;

•	provide oversight of the risks associated with the Nominating and Governance Committee’s other purposes and responsibilities;

•	review the appropriate size, function and needs of the Board;

•
annually review the composition of the Board for skills and characteristics focused on the governance and business needs and requirements of the Company and the qualifications and independence of the members of the Board and its various committees;

•	annually review and advise management regarding social, community and sustainability initiatives; and

•	recommend to our Board certain corporate governance matters and practices.

The Board has determined that each member of the Nominating and Governance Committee is independent under applicable NYSE rules. The Nominating and Governance Committee met four times in 2019.

Compensation Committee

The primary responsibilities of the Compensation Committee are to, among other things:

•
annually review and approve corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluate the President and Chief Executive Officer in light of those goals and objectives and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the President and Chief Executive Officer’s compensation;

•	review and approve compensation of and compensation policy for the executive officers;

•
annually review and approve the objective performance measures and the performance targets for executive officers participating in the Company’s long-term incentive plans and certify the performance results under such measures and targets;

•
review and make recommendations to our Board, as appropriate, regarding employment agreements, severance arrangements and plans and change in control arrangements for the President and Chief Executive Officer and other executive officers;

•
review and discuss the Company’s compensation discussion and analysis (“CD&A”) with management and recommend to the Board whether to include such CD&A in the Company’s proxy statement and Annual Report on Form 10-K;

•	prepare the compensation committee report for inclusion in the Company’s proxy statement;

•	review the results of any stockholder advisory vote on compensation;

•	oversee the annual review of our compensation policies and practices for all employees;

•	provide oversight of risks associated with the Compensation Committee’s responsibilities under its charter; and

•	administer, or delegate, as appropriate, our various employee benefit programs.

The Compensation Committee makes compensation decisions for our executive officers after careful review and analysis of appropriate performance information and market compensation data. The Compensation Committee, together with the other independent directors on the Board, determines the compensation for the Chief Executive Officer. The Chief Executive Officer provides recommendations to the Compensation Committee on the compensation for each executive officer other than himself. The Chief Executive Officer does not make recommendations with respect to his own compensation and is not present when his compensation is discussed by the Compensation Committee. The Chief Executive Officer’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities and importance to our overall business strategy. Although the Chief Executive Officer’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for all executive officers.

Under its charter and the Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan, as amended (the “2015 Plan”), the Compensation Committee has the power to delegate the approval of grants to non-executive officers of stock options, restricted stock, restricted stock units and other equity awards under the 2015 Plan. The Compensation Committee delegated such authority with respect to non-executive officers to our President and Chief Executive Officer in February 2016. The Compensation Committee has the power under its charter to delegate its authority to subcommittees if determined by the Compensation Committee to be necessary or advisable. The Compensation Committee has not delegated its authority to subcommittees.

For fiscal year 2019, the Compensation Committee engaged the services of Semler Brossy Consulting Group (“Semler Brossy”), an executive compensation consultant, to provide advice and counsel in carrying out its duties. Semler Brossy provided the Compensation Committee with market data on executive pay practices and levels, and provided recommendations regarding the structure of executive employment arrangements, pay opportunities and equity based incentives.

The Compensation Committee has the sole authority to approve the compensation consultant’s fees and terms of its engagement. The Compensation Committee has reviewed its relationship with Semler Brossy to ensure that it believes that Semler Brossy is independent from management and that there is no conflict of interest resulting from retaining Semler Brossy. This review process includes a review of the services Semler Brossy provides, the quality of those services and fees associated with the services during the fiscal year, as well as consideration of the factors impacting independence that are set forth in NYSE rules.

The Board has determined that each member of the Compensation Committee meets the independence requirements set forth by the SEC and in the NYSE listing requirements and the Compensation Committee charter. The Compensation Committee met six times in 2019.

Investment Committee

The primary responsibilities of the Investment Committee are to, among other things:

•	adopt investment policies for the Company and review such policies to determine that such policies are in the best interests of the Company’s stockholders;

•
review information provided by management regarding certain potential acquisitions, dispositions, significant lease extensions, significant capital investments and real estate financing arrangements, and convene with management as needed to discuss and assess such opportunities;

•
when appropriate, after review of management’s proposal, recommend to the Board approval of certain proposed acquisitions, dispositions, significant lease extensions, significant capital investments or real estate financing arrangements, provided always that such transaction falls within the Company’s strategy (previously approved by the Board) or, if not, the Investment Committee should explain the exception within their recommendation;

•	review and provide oversight regarding the management and performance of the Company’s assets; and

•	evaluate the investment performance of the Company’s portfolio based on benchmarks that the Board or the Investment Committee may select.

The Investment Committee met eight times in 2019.

Board Oversight of Risk Management

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Our Corporate Governance Guidelines provide that the Board may delegate primary responsibility for oversight of specific risks to the committees of the Board.

The Compensation Committee: (i) provides oversight of the risks associated with the responsibilities in its charter; (ii) reviews our incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; (iii) participates at least annually in a joint meeting with the Audit Committee to oversee management’s risk assessment of the Company’s compensation policies and practices; and (iv) discusses with the Company’s management any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

The Nominating and Governance Committee is responsible for assessing the Board’s role in risk oversight and recommending appropriate disclosures for approval by the Board. In addition, the Nominating and Governance Committee oversees risks related to the Company’s corporate governance, corporate responsibility, director succession planning, political and charitable contributions, insider trading and reputational risk to the extent such risk arises from the topics under discussion.

The charter for the Audit Committee requires, among other responsibilities, that it reviews the integrity of our internal controls over financial reporting, including the process for assessing risk of fraudulent financial reporting and detection of material control weaknesses. The Audit Committee also reviews significant financial risk exposures, including off-balance sheet financing, if any, and the steps management has taken to monitor and report such exposures. The Audit Committee also oversees the Company’s enterprise risk management process and evaluates the policies and practices developed and implemented by management with respect to risk assessment and risk management, which includes risks related to cyber-attacks, the environment, social issues and any other material risks to the Company.

The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to effectively monitor the risks discussed above.

Corporate Governance Guidelines

The Board has adopted a set of governance guidelines, the Four Corners Property Trust, Inc. Corporate Governance Guidelines, which are designed to promote the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to director responsibilities, Board composition and member selection, Board independence, Board meetings and involvement of senior management, management succession planning, related party transactions, communications between directors and stockholders, Board committees and the evaluation of senior management and the Board. The Board reviews our Corporate Governance Guidelines at least annually and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of the Corporate Governance Guidelines is available on our website at www.fcpt.com under Investors – Corporate Governance.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all of our employees, including our principal executive officer, principal financial officer, chief accounting officer and our other officers. The Code of Business Conduct and Ethics sets forth our policy to operate within the letter and spirit of all applicable laws and regulations, while conducting our business with regard to our core values of integrity and fairness, respect and caring, diversity, teamwork and excellence. A copy of the Code of Business Conduct and Ethics is available on our website at www.fcpt.com under Investors — Corporate Governance. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics that are required to be disclosed by posting such information on our website.

Prohibition on Short Sales, Hedging, Pledging and Margin Accounts

Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) engaging in short sales, (ii) buying or selling put or call positions or other derivative securities based on our securities, (iii) buying financial instruments designed to hedge or offset any decrease in the market value of our securities, and (iv) frequent trading of our securities to take advantage of fluctuations in share price. In addition, all of our officers and directors are prohibited from holding out securities in margin accounts or otherwise pledging our securities as collateral.

Stock Ownership Policy

We have a stock ownership policy for our non-employee directors and named executive officers.  Our non-employee directors are required to own shares of our common stock or common stock equivalents that have a market value equal to at least $400,000.  Our CEO is required to own shares of our common stock or common stock equivalents that have a market value equal to at least six times his annual base salary and our other named executive officers must own shares of our common stock or common stock equivalents that have a market value equal to at least three times their annual base salary.  Under the stock ownership policy, a non-employee director must hold 75%, and a named executive officer must hold 50%, of any net after tax shares issued to him or her until he or she achieves the required stock ownership level.  In addition to stock granted to our named executive officers for compensation, all of our named executive officers have purchased shares of our common stock with personal funds.  As of December 31, 2019, all of our non-employee directors and named executive officers were in compliance with our stock ownership policy.

Communications with the Board

Any stockholder or other interested party may contact the Board, including any non-employee director or the non-employee directors as a group, or the Chairperson by writing to our Corporate Secretary at 591 Redwood Highway, Suite 1150, Mill Valley, California 94941. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board, the Chairperson or a specified group of Board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Attendance of Directors at Annual Meetings of Stockholders

While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. All seven directors serving as of June 14, 2019 attended the 2019 Annual Meeting of stockholders held on June 14, 2019.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has ever been an executive officer of the company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served on any compensation committee (or its equivalent) of any other entity, the executive officers of which served as a director of the Company or a member of our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Four Corners Property Trust, Inc. (the “Company”) assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation and presentation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and the integrity of the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP.  In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, including KPMG’s related report thereon.

The Audit Committee supervises the relationship between us and our independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, approving the fees for their services, and confirming their independence.  With regard to the fiscal year ended December 31, 2019, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2019, and for the year then ended; (ii) discussed with KPMG LLP, the independent auditors, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”); (iii) received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with KPMG LLP their independence.  Based on the foregoing, the Audit Committee has satisfied itself as to the independence of KPMG.  KPMG has served as our independent registered public accounting firm since 2015.

Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Audit Committee:

Charles L. Jemley, Chairperson
Marran H. Ogilvie
Paul E. Szurek

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Four Corners Property Trust, Inc. (the “Company”) reviews and discusses the Company’s compensation discussion and analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management and recommends to the Board whether to include such CD&A in the Company’s proxy statement and Annual Report on Form 10-K.

The Compensation Committee has reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s proxy statement for the Company’s 2020 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Compensation Committee:

Douglas B. Hansen, Chairperson
Eric S. Hirschhorn
John S. Moody
Marran H. Ogilvie

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act, or the Exchange Act that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

2019 DIRECTOR COMPENSATION

Director Compensation Policy

Our director compensation policy provides that each non-employee director will receive (i) a base annual cash retainer of $50,000, payable in quarterly installments, in arrears, and (ii) an annual award of $85,000 in restricted stock units (“RSUs”) of the Company under the 2015 Plan, granted on the date of our annual meeting of stockholders, which will vest on the first anniversary of the applicable grant date.  Additionally, each new member of the Board who is appointed to the Board other than on the date of our annual meeting of stockholders shall, upon being appointed to the Board, receive a prorated award of RSUs, which will vest on the date of the first annual meeting of stockholders following the applicable grant date.

Each non-employee director will receive an award of dividend equivalent rights (“DERs”) with respect to each RSU granted to the director for all dividends and distributions in cash, shares of the Company’s common stock or other property which are paid on one share of the Company’s common stock, and all such DERs will be deemed to be reinvested in additional RSUs as of the payment date for such dividend or distribution. Each additional RSU that results from such deemed reinvestment of DERs will be subject to the same terms and conditions (including vesting) as the underlying RSU. Each non-employee director may (but is not required to) elect to defer the receipt of shares of the Company’s common stock that would otherwise be payable upon vesting of the RSU, including annual RSU awards and any additional RSUs received as a result of the deemed reinvestment of DERs, in accordance with procedures as may be established by the Compensation Committee.  With respect to 2019, three of our non-employee directors (Messrs. Szurek and Jemley and Ms. Ogilvie) elected to defer receipt of their shares.

Under the director compensation policy, the non-executive Chairperson of the Board or lead independent director, if appointed, will receive an additional cash retainer of $25,000, payable in quarterly installments, in arrears, and an additional annual award of $45,000 in RSUs, which will vest on the first anniversary of the applicable grant date. The chairpersons of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee of the Board will receive additional annual cash retainers as follows: $15,000 to the Chairperson of the Audit Committee; and $10,000 to each of the Chairperson of the Compensation Committee, Nominating and Governance Committee and the Investment Committee, in each case payable in quarterly installments, in arrears.

Non-employee directors may elect to receive all or a portion of any annual cash retainer (including cash retainers for service as chairperson of any committee or for service as non-executive Chairperson of the Board or lead independent director) in fully vested RSUs. Each non-employee director will receive an award of DERs with respect to each such RSU granted to the director in lieu of his or her annual cash retainer. Each non-employee director may (but is not required to) elect to defer the receipt of shares of the Company’s common stock that would otherwise be payable upon vesting of any such RSUs in accordance with procedures as may be established by the Compensation Committee. With respect to 2019, none of our non-employee directors elected to receive their annual cash retainer in the form of RSUs.  The Company will also reimburse each of the directors for his or her out-of-pocket expenses incurred in connection with the performance of Board duties.

Equity Awards Granted to Directors in 2019

On June 14, 2019, at our 2019 Annual Meeting of stockholders, the Chairperson of our Board, Mr. Moody, was granted an award of 4,557 RSUs and each other non-employee director was granted an award of 2,980 RSUs.  Each such award is scheduled to vest on June 14, 2020, and will be settled in stock following vesting.

Director Stock Ownership Policy

We believe that equity ownership by our non-employee directors further aligns their interests with our stockholders’ interests. To that end, we maintain a Stock Ownership Policy that applies to all of our non-employee directors. Pursuant to such policy, each non-employee director is required to own shares of our common stock or common stock equivalents that have a market value equal to at least $400,000.  Each director is required to retain 75% of net shares (after payment of applicable taxes) received by the director from any equity award until the applicable stock ownership requirement is achieved.  As of December 31, 2019, all of our non-employee directors were in compliance with our Stock Ownership Policy.

Director Compensation Table

The following table presents information regarding the compensation earned in 2019 by non-employee directors who served on the Board during the year. The compensation paid to Mr. Lenehan, our CEO, is presented below in the section entitled “Executive Compensation—2019 Summary Compensation Table.” Mr. Lenehan does not receive any compensation for his services as a member of the Board, including any grants of RSUs.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John S. Moody	85,000	130,000	215,000
Douglas B. Hansen	58,854	85,000	143,854
Eric S. Hirschhorn	50,000	85,000	135,000
Charles L. Jemley	65,000	85,000	150,000
Marran H. Ogilvie	58,854	85,000	143,854
Paul E. Szurek	50,000	85,000	135,000

(1)
Amounts reported in fiscal 2019 include the aggregate grant date fair value of the RSUs granted to the non-employee directors in 2019, each calculated in accordance with FASB ASC Topic 718.  The grant date fair value of the RSUs granted to the non-employee directors on June 14, 2019 ($130,000 for Mr. Moody and $85,000 for each other non-employee director) is equal to the number of RSUs granted to the director (4,557 for Mr. Moody and 2,980 for each other director) multiplied by the closing market price of our common stock on the date of grant ($28.53).  As of December 31, 2019, the non-employee directors held the following number of RSUs: Mr. Moody, 4,557 RSUs; Mr. Hansen, 2,980 RSUs; Mr. Hirschhorn, 2,980 RSUs; Mr. Jemley, 7,284 RSUs; Ms. Ogilvie, 15,938 RSUs; and Mr. Szurek, 15,938 RSUs.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers.

Name	Position With the Company	Age
William H. Lenehan	President and Chief Executive Officer	43
Gerald R. Morgan	Chief Financial Officer	57
James L. Brat	Chief Transaction Officer, General Counsel and Secretary	50

Please see “Proposal One: Election of Directors—Directors” starting on page 5 for information regarding William H. Lenehan.

Gerald R. Morgan has served as our Chief Financial Officer since 2015. Before joining the Company, from 2012 to 2015, Mr. Morgan was a Managing Director of Amstar Advisers, a private real estate investment manager that acquires, manages and develops industrial, office, multifamily and retail properties in select U.S. and international markets and served on Amstar’s Executive and Investment Committees. From 2010 to 2011, Mr. Morgan was the Managing Director of Financial Strategy and Planning for Prologis, a global industrial REIT, where he was involved in the company’s capital markets and M&A activities. Prior to Prologis, Mr. Morgan was President and CFO of American Residential Communities. In addition, Mr. Morgan has served as a senior officer with Archstone, which was a national public apartment REIT before it was sold, and as the CFO of Francisco Partners, a technology-focused private equity fund. Mr. Morgan obtained a B.S. in Mechanical Engineering and a Master of Business Administration degree from Stanford University.

James L. Brat has served as our Chief Transaction Officer, General Counsel and Secretary since January 2020 and previously served as our General Counsel and Secretary from 2015 to January 2020. Before joining the Company, Mr. Brat was a partner in the real estate department at the law firm of Pircher, Nichols & Meeks where he practiced from 1998 until he became our General Counsel and Secretary. Mr. Brat received his B.A. in German from Macalester College and his Juris Doctorate from UCLA School of Law.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Introductory Note

This section describes the material components of our executive compensation program for our named executive officers. Each of our executives described above in the section entitled “Executive Officers” was a named executive officer for 2019.

Overview of Company Performance During 2019

2019 was a year of significant accomplishment for the Company. We made substantial progress in building out our team and executing on our strategic plan, which includes growing and diversifying our property portfolio. More specifically, we accomplished the following during 2019 while delivering a total stockholder return of 7.6%:

•
Generated funds from operations, or FFO, of $1.44 per diluted share and Adjusted FFO of $1.39 per diluted share, reflecting an increase $0.03 per share and $0.03 per share, respectively, from the prior year;[1]

•	Increased dividends by over 6.1% to $1.22 per share per year;

•	Retained an investment grade rating of BBB- from Fitch Ratings;

•	Continued to develop the acquisition team’s capabilities through training and recruiting;

•	Fostered a team-oriented culture that we believe will provide a competitive advantage over the long term;

•	Conducted significant investor outreach, which resulted in a stockholder base that is consistent with a large-cap REIT and supportive of an advantageous cost of capital;

•	Tightly managed overhead costs resulting in general and administrative expenses that were below budget;

•	Engaged in acquisition transactions for a total investment of $205.2 million, including capitalized transaction costs, representing 90 properties and 41 unique brands; and

•
Sold 1,663,116 shares under the At-The-Market (ATM) program at a weighted-average selling price of $28.99 per share, for net process of approximately $47.2 million, after issuance costs, which we employed to fund acquisitions and for general corporate purposes.

1 For a calculation of FFO per share and AFFO per share, see pages 41-42 of our Annual Report on Form 10-K filed with the SEC on February 27, 2020, which also includes a GAAP reconciliation of these non-GAAP measures.

Compensation Philosophy and Objectives

Our compensation program is a pay-for-performance model based upon the philosophy that we should incentivize our named executive officers to improve our financial performance, profitably grow our business and increase stockholder value, and focus rewards to the attainment of these objectives. More specifically, our program is designed to support and reward our named executive officers for the effective stewardship of our existing asset base, accretive acquisitions to increase that asset base, increased efficiency in our operations, the raising and using capital to reduce the cost of capital for such acquisitions, and, over time, the profitable growth of the business. As such, a large portion of each named executive officer’s compensation package consists of short-term and long-term incentive awards that pay out only upon the achievement of corporate and individual performance objectives, including equity awards that are linked to increases in stock value over time. Our compensation program does not reward our named executive officers for the mere accumulation of additional properties. Rather, the performance objectives established by the Compensation Committee are designed to reward our executives for the successful execution of our acquisition strategy, which entails growing and diversifying our existing restaurant portfolio with the purchase of nationally recognized branded restaurants that are well located and have creditworthy tenants whose operating cash flows are expected to meaningfully exceed their lease payments to us.

Our executive compensation program is designed to accomplish the following key objectives:

1.	Attract and engage effective executive officers who create long-term value for our stockholders;

2.	Align the long-term interests of our executive officers with the interests of the Company and our stockholders;

3.	Reward financial and operating performance and leadership excellence; and

4.	Motivate executives to remain at the Company for the long-term.

Overview of Compensation Components

To align with these objectives, we compensate our named executive officers using a combination of the following components: (i) base salary, (ii) annual incentive compensation (payable in cash up to target awards, and then in shares for any amount earned above target), (iii) long-term equity incentive compensation and (iv) broad-based health and welfare benefits that are made available to all of our employees.

The following charts illustrate the mix for fiscal 2019 between compensation elements for our Chief Executive Officer (“CEO”) and the average mix of our other named executive officers (for performance-based compensation, we used the “target” in determining the mix).

Checklist of Compensation Practices

Highlighted below are certain key features of our executive compensation program that promote good governance and serve the interests of our stockholders:

What We Do:
✔
Pay for Performance. A significant portion of each named executive officer’s total target compensation is at-risk and can only be earned based on the achievement of certain pre-established performance criteria. Our performance-based restricted stock awards, which constitute 60% of the long-term incentive compensation awards that we grant to our named executive officers, are earned based on both the Company’s total stockholder return relative to the total stockholder returns of the companies in a comparison group of similarly situated companies over a three-year performance period. Our annual incentive compensation program does not reward the mere accumulation of additional properties, but rather is designed to reward our named executive officers for growing and diversifying our existing restaurant portfolio with the purchase of nationally recognized branded restaurants that are well located and have creditworthy tenants.

✔	Stock Ownership Requirements. We have stock ownership requirements in place for the CEO and each of our other named executive officers, as well as for our non-employee directors.

✔
Clawback Compensation. All compensation, including all incentive equity and cash compensation, granted to our named executive officers is subject to clawback in specified circumstances, including if there is a restatement of our financial statements due to fraud in which the executive participated.

✔	Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant to review and provide input to our executive compensation programs and practices.

What We Don’t Do:

✗	No Single-Trigger Change in Control Provisions. Upon a change in control in which equity awards are being assumed or continued, a qualifying termination also must occur for the awards to accelerate.

✗
No Gross-Ups. We do not have any arrangements requiring us to gross-up compensation to cover taxes owed by the named executive officers, including excise taxes payable by an executive in connection with a change in control.

✗
No Dividends Paid on Unvested Stock Awards. Dividends on shares of both time-based performance-based restricted stock and DERs on RSUs are reinvested in additional shares or RSUs, as applicable, which will not be issued to the executive unless and until the underlying restricted shares or RSUs become earned and vested.

✗
No Executive Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other executive perquisites. The only perquisite is a membership for a gym, which is offered to all corporate employees.

✗	No Hedging or Pledging of Company Stock. Our Insider Trading Policy prohibits our officers, directors and employees from engaging in hedging and pledging activities.

Compensation Determination Process
Role of the Compensation Committee
The Compensation Committee makes compensation decisions for our named executive officers after careful review and analysis of performance information and market compensation data. The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance in light of such goals and objectives, and makes recommendations to the other independent directors on our Board who will, together with the Compensation Committee, determine and approve the CEO’s compensation, including the annual base salary level, annual bonus opportunity level, and long-term incentive compensation based on this evaluation. In evaluating and recommending the total compensation opportunity for the CEO (including the long-term incentive component), the Compensation Committee may consider a number of factors, including, but not limited to, the Company’s performance and both absolute and relative stockholder return, compensation opportunities (including the value of equity incentives) of chief executive officers at comparable companies, and historical opportunities and outcomes for the CEO (including prior equity grants). The CEO is not present during any Compensation Committee deliberations or voting with respect to his compensation.
The Compensation Committee also annually reviews and approves the compensation of and compensation policy for our other named executive officers and evaluates the performance of such officers before approving their annual base salary level, annual cash bonus opportunity level, and long-term incentive compensation.
Role of CEO in Compensation Decisions
The CEO provides recommendations to the Compensation Committee on the compensation for each named executive officer other than himself. The CEO does not make recommendations with respect to his own compensation. The CEO’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, and importance to our overall business strategy.
Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for all named executive officers.
Role of the Compensation Consultant
In 2019, the Compensation Committee engaged Semler Brossy as an independent compensation consultant to advise it on matters related to the compensation of our executive officers and directors. The role of the compensation consultant is to serve as an objective third-party advisor to the Compensation Committee on compensation arrangements, assessing reasonableness of compensation levels in comparison with those of similarly situated companies and the appropriateness of the compensation program structure in supporting the Company’s strategic objectives. The compensation consultant reports directly to the Compensation Committee and the Compensation Committee may replace the compensation consultant at any time. In 2019, Semler Brossy supported the Compensation Committee by (i) attending Compensation Committee meetings, (ii) preparing and presenting analyses on compensation levels, including competitive assessments of the Company’s practices and policies and (iii) assisting the Company in preparing compensation-related materials and disclosure as requested by the Company. Semler Brossy provided no other services to the Company in 2019.
In 2019, the Compensation Committee considered Semler Brossy’s independence and the existence of potential conflicts of interest with Semler Brossy, including by considering the factors prescribed by the NYSE listing rules and SEC rules. Based on such evaluation, the Compensation Committee determined that Semler Brossy is independent from management and that no conflict of interest exists.

Use of Peer Group and Market Data
The Compensation Committee uses peer group data as one tool in assessing and determining pay for our named executive officers, with secondary testing to a broader pay survey focused on the real estate industry. Competitive market data is intended to provide a framework for current market pay practices, trends, best practices, and overall industry performance. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data. However, over reliance on market data can provide an incomplete picture, and therefore we also factor in an individual’s personal contributions to the organization, unique qualifications and skill sets, the particular circumstances of our Company at this time, and ultimately strive to create compensation magnitudes that are appropriate for the risk profile of our Company today and over the longer-term.
The Compensation Committee has retained Semler Brossy to, among other things: (1) assist in comparing our executive compensation to that of our peers; and (2) analyze trends in compensation in the marketplace, generally, and specific compensation program design changes among our peers, more specifically.
In 2019, with recommendations from Semler Brossy, the Compensation Committee selected the companies to be included in our peer group based on a number of factors, including company size (particularly enterprise value and assets), business focus, complexity of operations, and geographic reach. The Compensation Committee, with advice from Semler Brossy, annually reviews our peer group and may update its composition to better reflect our competitive landscape or, if necessary, to account for any corporate changes, including acquisitions and dispositions. The following peer group was used by the Compensation Committee in 2019 for reviewing the executive compensation program.  This is the same peer group that was used by the Compensation Committee in 2018, with the exception of Gramercy Property Trust, which was not used in 2019 as they were acquired in 2018.
Acadia Realty Trust
Agree Realty Corp.
American Assets Trust, Inc.
Cedar Realty Trust, Inc.
EPR Properties
Getty Realty Corp.
Investors Real Estate Trust
Lexington Realty Trust
Monmouth Real Estate Investment Corp.
One Liberty Properties, Inc.
Ramco-Gershenson Properties Trust
Retail Opportunity Investments Corp.
Saul Centers, Inc.
Store Capital
STAG Industrial, Inc.
Urstadt Biddle Properties, Inc.
Say-on-Pay
We provide our stockholders with the opportunity to vote annually on the advisory approval of the compensation of our named executive officers (a “say-on-pay proposal”). At our 2019 annual meeting, approximately 99% of the votes cast were voted in favor of our say-on-pay proposal. The Compensation Committee considered these 2019 results and will continue to consider the outcome of our say-on-pay proposals when making compensation decisions for our named executive officers.  Our next say-on-pay proposal, following the say-on-pay proposal at this annual meeting, is expected to be at our annual meeting in 2021.

Elements of Compensation
Base Salary
We pay our named executive officers base salaries in keeping with the scope, prominence, and impact of their respective positions, as well as competitive requirements. Base salaries provide a predictable, stable source of cash income to help retain and motivate our named executive officers.
Each year, the Compensation Committee makes a recommendation to the other independent directors on our Board regarding the annual base salary level of Mr. Lenehan, our CEO. The Compensation Committee’s recommendation is based on a comprehensive review of the CEO’s performance, including reference to certain Company and individual objectives established by the Compensation Committee for such year. Based on this recommendation, the other independent directors, together with the Compensation Committee, determine and approve the CEO’s annual base salary level. The Compensation Committee also annually evaluates the performance of our other named executive officers, Mr. Morgan, our CFO, and Mr. Brat, our Chief Transaction Officer, General Counsel and Secretary, and, based on such evaluation (and recommendations received from the CEO), approves their annual base salary levels.
In January 2019, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase in the annual base salary of each of Messrs. Lenehan, Morgan and Brat, as shown in the table below. The Compensation Committee approved these increases in recognition of each named executive officer’s contribution to the Company’s strong performance in 2019.
Named Executive Officer	2018 Base Salary	2019 Base Salary	Percent Change
William H. Lenehan	$525,000	$577,500	10.0%
Gerald R. Morgan	$375,000	$412,500	10.0%
James L. Brat	$300,000	$348,000	16.0%

In January 2020, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase in the annual base salary of each of Messrs. Lenehan, Morgan and Brat, as shown in the table below. The Compensation Committee approved these increases in recognition of each named executive officer’s contribution to the Company’s strong performance in 2019, taking into account the base salaries of counterpart executive officers at the Company’s peers.  In addition, the increase in Mr. Brat’s base salary reflected his promotion to Chief Transaction Officer in January 2020.
Named Executive Officer	2019 Base Salary	2020 Base Salary	Percent Change
William H. Lenehan	$577,500	$589,050	2.0%
Gerald R. Morgan	$412,500	$420,750	2.0%
James L. Brat	$348,000	$382,800	10.0%

Annual Incentive Compensation
The Company’s named executive officers were eligible to earn annual bonuses for the calendar year 2019 based on the achievement of performance objectives established by the Compensation Committee. The purpose of our annual incentive compensation program is to motivate the achievement of corporate and individual strategic objectives on an annual basis and to reward financial and operating performance and leadership excellence.
The target annual bonus opportunities of the named executive officers for calendar year 2019 are displayed in the chart below, pursuant to the executives’ employment agreements with the Company, which are described below in the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements with Named Executive Officers”. Each named executive officer was eligible to earn an annual bonus for 2019 in an amount that ranged from 0% to 150% of his target annual bonus opportunity.
Named Executive Officer	2019 Base Salary	2019 Target Annual Bonus (as a % of Base Salary)	2019 Target Annual Bonus
William H. Lenehan	$577,500	100%	$577,500
Gerald R. Morgan	$412,500	65%	$268,400
James L. Brat	348,000	52%	$180,000

In order for our named executive officers to earn an annual bonus under our annual incentive compensation program for calendar year 2019, the Company had to satisfy an objective, minimum performance requirement established by the Compensation Committee, and the executives had to achieve certain performance objectives that were established by the Compensation Committee, as described below. The objective, minimum performance requirement for 2019 was the Company’s achievement of a minimum level of cash rental revenue equal to at least $119 million, which was 95% of the Company’s annual budgeted cash rental revenue from the existing portfolio as of the beginning of 2019. The Compensation Committee determined that the minimum performance requirement for 2019 was satisfied. Specifically, it determined that the Company’s cash rental revenue for calendar year 2019 was $126 million.
Based upon the Company having satisfied the objective minimum performance requirement for 2019, the named executive officers were eligible to earn an annual bonus for 2019 subject to the achievement of additional performance objectives that were established by the Compensation Committee for 2019 and that related to the following performance categories, which are described in more detail below: (i) acquisition strategy, (ii) shared strategic objectives, and (iii) individual performance. The relative weighting of each performance objective category and the maximum amount that each executive could earn in each category are set forth in the table below.

Performance Category	Weighting (as a % of the executive’s target opportunity)	Maximum Amount that could be earned by an NEO (as a % of the executive’s target opportunity)
Acquisition strategy[1]	50%	75%
Shared strategic objectives[2]	30%	45%
Individual performance objectives[3]	20%	30%
Total	100%	150%

(1)
Acquisition Strategy. This performance category was measured based on the Company’s achievement of objectives related to the investment process. This encompasses recruiting and training acquisition personnel, establishing a credit focused underwriting process, and a thorough due diligence process. Our acquisition process is founded on the analogy of a “strike zone.” This compares the Company’s assessment of the quality of the acquisition opportunity to both its expected unlevered return and the Company’s estimate of its long-term cost of capital.

(2)
Shared Strategic Objectives. This performance category was measured with consideration to the following key focus areas for 2019: continuing to build acquisitions pipeline with a focus on out-parcel acquisition transactions; evolving underwriting criteria to incorporate learning to date; maintaining investment grade rating and demonstrating access to efficient, long-term capital markets; growing distributions and maintaining conservative financial leverage; building a culture of accountability, ethics, and compliance throughout the organization; and building our core team and our business platform, more broadly.

(3)
Individual Performance Objectives. The Compensation Committee established a number of different individual performance objectives for each named executive officer, which fell into the following categories: (i) for Mr. Lenehan – strategic vision, leadership, financial results and performance, key relationships and people management; (ii) for Mr. Morgan – capital markets, executive management, financial reporting and controls, and production of financial management materials; and (iii) for Mr. Brat – property acquisitions and dispositions management, legal oversight and compliance, executive management, property management and operations at our six LongHorn Steakhouse restaurants located in the San Antonio, Texas area.

The Compensation Committee determined each named executive officer’s annual bonus amount for 2019 based on its evaluation of the executive’s achievement of the applicable performance objectives described above. Based on the Compensation Committee’s assessment of each executive’s achievement of the applicable performance objectives, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved the annual bonus amounts for the executives for 2019 displayed in the chart below. The above-target portion of these annual bonus amounts was paid in fully vested shares, as described below, to underscore an ownership ethic among our senior-most executives and align their interests with those of our shareholders’.
Under our annual incentive compensation program, bonuses (to the extent earned) are payable in cash up to the target amount and in shares for any amounts earned over the target amount.  Therefore, the named executive officers were paid their annual bonuses for 2019: (i) in an amount equal to the executive’s 2019 target annual bonus opportunity in a lump sum cash payment, and (ii) for Mr. Brat only, an amount equal to the excess of the aggregate annual bonus earned by Mr. Brat over his target annual bonus opportunity in the form of fully vested shares of our common stock, which were issued to Mr. Brat on January 22, 2020 under our 2015 Plan. The number of shares issued to Mr. Brat is displayed in the chart below and was determined based on the closing price of the Company’s common stock on January 22, 2020.  Mr. Brat was the only named executive officer to earn an aggregate annual bonus in excess of his target bonus opportunity for 2019.

Named Executive Officer	2019 Target Annual Bonus	Earned 2019 Bonus (as a % of Target)	2019 Bonus Payout (Total Value)	Shares Issued for Payout Above Target
William H. Lenehan	$577,500	100%	$577,500	0
Gerald R. Morgan	$268,400	100%	$268,400	0
James L. Brat	$180,000	110%	$198,000	620

Long-Term Incentive Compensation
In the first quarter of 2019, each named executive officer was granted an annual long-term equity incentive award under the 2015 Plan. The Compensation Committee grants long-term equity incentive awards in order to attract and retain talented executives, to motivate future performance and to link compensation to performance of the Company’s stock over a multi-year period. The Compensation Committee believes that long-term equity incentive awards align the long-term interests of the named executive officers with the interests of the Company and the Company’s stockholders.
In January 2019, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase in each named executive officer’s aggregate target value for his annual long-term incentive award in recognition of each executive’s strong performance during calendar year 2018 and to motivate future performance and further align the interests of our named executive officers and our stockholders. The executives’ aggregate target values for the 2019 annual long-term incentive awards are displayed in the table below. Each executive’s long-term equity incentive award for calendar year 2019 was granted 60% in the form of performance-based restricted stock units (which we refer to as performance-based restricted stock in this proxy statement) and 40% in the form of time-based restricted stock.
On January 22, 2019, the Compensation Committee (and, in the case of Mr. Lenehan, all of the independent directors on our Board) approved the following annual long-term equity incentive awards to the named executive officers: (i) Mr. Lenehan – 26,330 shares of time-based restricted stock and a target award of 39,496 shares of performance-based restricted stock; (ii) Mr. Morgan – 8,040 shares of time-based restricted stock and a target award of 12,060 shares of performance-based restricted stock; and (iii) Mr. Brat – 4,562 shares of time-based restricted stock and a target award of 6,843 shares of performance-based restricted stock.  The total number of shares of restricted stock awarded to each executive was determined by dividing the aggregate target value of the annual long-term incentive award, as displayed in the table below, by the average closing price of the Company’s common stock for the five consecutive trading days ending on the grant date.
Named Executive Officer	2019 Target Long- Term Incentive	Portion Granted as Performance- Based Restricted Stock (60%)	Portion Granted as Time-Based Restricted Stock (40%)
William H. Lenehan	$1,749,000	$1,049,400	$699,600
Gerald R. Morgan	$534,050	$320,430	$213,620
James L. Brat	$303,050	$181,830	$121,220

Time-Based Restricted Stock. The shares of time-based restricted stock granted to each named executive officer in 2019 will vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continuous employment with the Company through the applicable vesting date. If, after the first anniversary of the grant date, the executive’s employment is terminated by the Company for any reason other than “cause” (as defined in the 2015 Plan), death or “disability” (as defined in the applicable award agreement), or the executive resigns for “good reason” (as defined in the applicable award agreement), then the executive will become vested in a pro-rated number of shares, which will be determined based on the number of full months during the 36-month vesting period that the executive was employed by the Company, plus six additional months of service credit. If, within two years after the date of the consummation of a “change in control” (as defined in the 2015 Plan), the executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become immediately vested in all of the shares. If the executive dies or becomes disabled prior to the vesting of the shares, then the executive will become immediately vested in all of the shares. All dividends payable with respect to the shares will be reinvested in additional shares of restricted stock, which will be subject to the same vesting, forfeiture and other provisions that apply to the underlying shares of restricted stock.
Performance-Based Restricted Stock. The shares of performance-based restricted stock granted to each executive in 2019 (the “Target Shares”) become vested based on the Company’s achievement of a performance measure approved by the Compensation Committee over a three-year performance period commencing on January 1, 2019 and ending on December 31, 2021 (the “Performance Period”). The performance measure is the Company’s total stockholder return (“TSR”) relative to the TSRs of the companies in a comparison group selected by the Compensation Committee. While our executive pay peer group is made up of comparably-sized REITs, in terms of enterprise value and assets, in order to provide meaningful and appropriate compensation benchmark information, we have developed a separate performance peer set for comparisons of relative TSR within our performance share program.  The TSR performance peer set is focused entirely to triple-net-lease REITs to enable close comparisons with our market performance.  Each executive is eligible to become vested in between 0% and 200% of his Target Shares, based on the achievement of the performance measure. After the Company’s TSR percentile is determined, the number of shares of restricted stock that vest will be determined by multiplying the executive’s Target Shares by the applicable percentage listed in the table below. If more than 100% of the Target Shares become vested, then the executive will be issued additional shares (the “Additional Shares”) on the date on which the Compensation Committee certifies the level of achievement of the performance measure.
Company TSR Relative to Comparison Group[1] TSRs over Performance Period	Percentage of Target Shares that Vest[2]
Maximum (75th Percentile)	200%
Target (50th Percentile)	100%
Threshold (33rd Percentile)	50%
Below Threshold (<33rd Percentile)	0%

(1)
The comparison group consists of the following companies: Agree Realty Corp., EPR Properties, Gaming & Leisure Properties, Inc., Gladstone Commercial Corp., Global Net Lease, Inc., Lexington Realty Trust, MGM Growth Properties LLC, Monmouth Real Estate Investment Corp., National Retail Properties, Inc., One Liberty Properties, Inc., Realty Income Corp., Store Capital Corp., Spirit Realty Capital, Inc., VEREIT, Inc., and VICI Properties, Inc.

(2)	To the extent performance falls between two levels in the table above, linear interpolation will apply in determining the percentage of the Target Shares that vest.

Except as described below, each named executive officer must remain employed through the end of the Performance Period in order to vest in any of his shares. If the executive’s employment is terminated by the Company for cause following the end of the Performance Period and prior to the date on which the Compensation Committee certifies the level of achievement of the performance measure, then the executive will forfeit all of his Target Shares and his right to receive any Additional Shares.
If, after the first anniversary of the grant date, the executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become vested in the total number of Target Shares, if any, and will be issued the number of Additional Shares, if any, determined following the end of the Performance Period based on actual performance, in each case on a pro rata basis, determined based on the number of full months that the executive was employed by the Company during the Performance Period through his date of termination. If, within two years after the date of the consummation of a change in control, the executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become immediately vested in the number of Target Shares, if any, and will be issued the total number of Additional Shares, if any, determined based on actual performance measured through the date of the change in control. If the executive dies or becomes disabled prior to the vesting of the Target Shares, the executive will become immediately vested in 100% of his Target Shares.
All dividends paid with respect to the vested Target Shares will be reinvested in additional shares of stock, which will be subject to the same vesting, forfeiture and other provisions that apply to the underlying Target Shares.
Actual Performance of 2017 Performance-Based Restricted Stock
On January 22, 2020, the Compensation Committee and the Board determined that the performance-based restricted stock granted to Messrs. Lenehan, Morgan and Brat in 2017 with a performance period ending on December 31, 2019 vested at the “maximum” level (i.e., at 200% of the number of Target Shares).
2020 Long-Term Incentive Compensation
In January 2020, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase in each named executive officer’s aggregate target value for his annual long-term incentive award in recognition of each executive’s strong performance during calendar year 2019 and to motivate future performance and further align the interests of our named executive officers and our stockholders. In approving these increases, the Compensation Committee and the other independent directors on our Board also considered the compensation of counterpart executive officers at the Company’s peers. The executives’ aggregate target values for the 2020 annual long-term incentive award are as follows: (i) Mr. Lenehan – $1,783,980; (ii) Mr. Morgan – $544,731; and (iii) Mr. Brat – $333,355. The executives were granted the following annual long-term equity incentive awards under the 2015 Plan on January 22, 2020: (x) Mr. Lenehan – 24,864 shares of time-based restricted stock and a target award of 37,296 shares of performance-based restricted stock; (y) Mr. Morgan – 7,592 shares of time-based restricted stock and a target award of 11,388 shares of performance-based restricted stock; and (z) Mr. Brat – 4,646 shares of time-based restricted stock and a target award of 6,969 shares of performance-based restricted stock and 13,937 units of RSUs in acknowledgement of his promotion to Chief Transaction Officer. The total number of shares of restricted stock awarded to each executive was determined by dividing each executive’s aggregate target value, as set forth above, by the average closing price of the Company’s common stock for the five consecutive trading days ending on the applicable grant date.
The time-based portions of these awards have the same terms and conditions as the long-term incentive awards granted in 2019.  The performance-based portions of these awards differ in two ways, (i) the performance metric is based in equal parts on absolute stockholder return and the Company’s stockholder return relative to its peers, and (ii) the three-year performance period for the performance-based restricted stock awards commences on January 1, 2020 and ends on December 31, 2022.

Other Compensation Practices and Policies
Clawback with Respect to Stock Awards. The time-based restricted stock and performance-based restricted stock award agreements, our executive employment agreements, and our clawback policy each provide that if (i) the Company is required to restate its financial statements due to fraud and (ii) the Compensation Committee determines that any of our named executive officers has knowingly participated in such fraud, then the Compensation Committee may, at any time within two years following such restatement, require the executive to (a) return to the Company any shares that vested under the applicable award agreement and any distributions received by the executive with respect to such shares and (b) pay to the Company the amount of any proceeds received by the executive from the disposition of any such shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Compensation Committee determination. The award agreements also provide that the shares issued to the executive thereunder, any distributions received by the executive with respect to such shares, and any proceeds received by the executive from the disposition of any such vested shares will be subject to mandatory repayment by the executive to the Company to the extent the executive is, or in the future become, subject to (A) any “clawback” or recoupment policy that is adopted by the Company or (B) any applicable laws which impose mandatory recoupment.
Compensation Recovery Policy. On November 7, 2019, the Company adopted the Compensation Recovery Policy (the “Clawback Policy”), which applies to all officers subject to Section 16 of the Exchange Act and any other employee selected by the Compensation Committee. Under the Clawback Policy, if any covered employee has engaged in fraudulent misconduct and the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, the Compensation Committee may recover any bonus, incentive payment or other cash compensation or equity-based award (other than base salary) granted, earned and/or received by such covered employee during the two-year period immediately preceding the date in which the Company is required to prepare such restatement equal to the excess compensation received due to the incorrect financial results. Any such amounts recoverable under the Clawback Policy, including the manner in which they are recovered, are determined in the Compensation Committee’s discretion.
Restrictive Covenants. The time-based restricted stock and performance-based restricted stock award agreements each contain certain restrictive covenant provisions, including restrictive covenants relating to the non-disclosure of confidential information and trade secrets, non-competition, non-solicitation of vendors, suppliers and licensees, and non-recruitment of employees. The non-competition, non-solicitation and non-recruitment covenants apply during the executive’s employment with the Company and run for twenty-four months following the executive’s termination of employment for any reason, provided that, if the executive is a resident of California and subject to its laws, then the non-competition covenant will not apply and the non-solicitation and non-recruitment covenants will be limited to apply only where the executive uses or discloses confidential information or trade secrets when engaging in the restricted activities. Each of our named executive officers is a resident of California.

Severance and Change in Control Benefits
In addition to the treatment of outstanding equity awards on a qualifying termination and/or change in control described above, we have employment agreements with our named executive officers, pursuant to which the executives may receive certain severance payments and benefits in connection with certain terminations of employment. The material terms of these agreements are described below in the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements.”
Other Employee Benefits and Perquisites
We provide to all of our corporate employees, including our named executive officers, broad-based health and welfare benefits that are intended to attract and retain employees while providing them with health and welfare security. Our named executive officers are eligible to receive the same benefits, (including life and health benefits and vacation, holiday and sick time) that are available to all other corporate employees.
Our corporate employees are also eligible to participate in our 401(k) plan. Any employee, including our named executive officers, who satisfies certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, through contributions to our 401(k) plan. For 2019, we matched up to 4% of each employee’s salary, subject to applicable statutory compensation limitations.
We do not provide executive perquisites to our named executive officers.
Stock Ownership Policy
We believe that equity ownership by our named executive officers further aligns their interests with our stockholders’ interests. To that end, we maintain a stock ownership policy that applies to all of our named executive officers. Pursuant to such stock ownership policy, (i) the CEO is required to own shares of our common stock or common stock equivalents that have a market value equal to at least six times the CEO’s annual base salary, and (ii) each other named executive officer is required to own shares of our common stock or common stock equivalents that have a market value equal to at least three times the executive’s annual base salary. Each executive is required to retain 50% of net shares (after payment of applicable taxes) received by the executive from any equity award until the applicable stock ownership requirement is achieved. As of December 31, 2019, all of our named executive officers were in compliance with our stock ownership policy.
Prohibition on Short Sales, Hedging, Pledging and Margin Accounts
Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) engaging in short sales, (ii) buying or selling put or call positions or other derivative securities based on our securities, (iii) buying financial instruments designed to hedge or offset any decrease in the market value of our securities, and (iv) frequent trading of our securities to take advantage of fluctuations in share price. In addition, all of our officers and directors are prohibited from holding out securities in margin accounts or otherwise pledging our securities as collateral.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally prohibits publicly held corporations from taking a tax deduction for annual compensation in excess of $1 million paid to any of the corporation’s “covered employees.” Prior to the enactment of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “TCJA”), a publicly held corporation’s covered employees included its chief executive officer and three other most highly compensated executive officers (other than the chief financial officer), and certain “performance-based compensation” was excluded from the $1 million cap. The TCJA made certain changes to Section 162(m), effective for taxable years beginning after December 31, 2017. These changes include, among others, expanding the definition of “covered employee” to include the chief financial officer and repealing the performance-based compensation exception to the $1 million cap, subject to a transition rule for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after that date.
We believe that we qualify as a REIT under the Internal Revenue Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) of the Internal Revenue Code may not affect the amount of federal income tax payable by the Company. However, if any portion of an executive’s compensation is subject to limitation under Section 162(m) of the Internal Revenue Code, the loss of this deduction will increase the Company’s Earnings & Profits for 2019 and, accordingly, increase the amount of distributions paid in 2018 that would be characterized as dividends. In approving the amount and form of compensation for our named executive officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code, we may not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers during the fiscal years ended December 31, 2019, 2018 and 2017.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
William H. Lenehan, President and CEO	2019	577,500	699,588[1]	577,500[4]	11,200[5]	1,865,788
	2018	525,000	1,424,713[2]	761,250[4]	11,000[5]	2,721,963
	2017	500,000	1,948,782[3]	687,500[4]	10,800[5]	3,147,082
Gerald R. Morgan, Chief Financial Officer	2019	412,500	213,623[1]	268,400[4]	11,200[5]	905,723
	2018	375,000	402,131[2]	353,800[4]	11,000[5]	1,141,931
	2017	357,000	577,662[3]	319,069[4]	10,040[5]	1,263,771
James L. Brat, Chief Transaction Officer, General Counsel and Secretary[6]	2019	348,000	121,212[1]	198,000[4]	11,200[5]	678,412
	2018	300,000	228,202[2]	261,000[4]	11,000[5]	800,202
	2017	288,750	313,205[3]	238,219[4]	10,426[5]	850,600

(1)
Amounts include the aggregate grant date fair value of the time-based restricted stock and performance-based restricted stock awards granted to Messrs. Lenehan, Morgan and Brat on January 22, 2019, each calculated in accordance with FASB ASC Topic 718. The grant date fair value of the time-based restricted stock award granted to Messrs. Lenehan, Morgan and Brat ($699,588, $213,623 and $121,212, respectively) is equal to the average closing price of our common stock for the five consecutive trading days ending on the grant date ($26.57) multiplied by the number of shares of time-based restricted stock granted to each executive (26,330, 8,040 and 4,562, respectively).

The grant date fair value of the performance-based restricted stock award granted to each executive is as follows: Mr. Lenehan - $0; Mr. Morgan - $0; and Mr. Brat - $0. The grant date fair value of each performance-based restricted stock award was estimated on the grant date using a Monte Carlo Simulation Model and assumes that the threshold amount of performance will not be achieved, as such level of achievement represents the probable outcome of the applicable performance measure as of the grant date. More information on the assumptions made when calculating the grant date fair values of the performance-based restricted stock awards is found in Note 11 (Stock-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)
Amounts include the aggregate grant date fair value of the time-based restricted stock and performance-based restricted stock awards granted to Mr. Lenehan on February 4, 2018 and to Messrs. Morgan and Brat on January 29, 2018, each calculated in accordance with FASB ASC Topic 718. The grant date fair value of the time-based restricted stock award granted to Messrs. Lenehan, Morgan and Brat ($635,992, $194,198 and $110,209, respectively) is equal to the average closing price of our common stock for the five consecutive trading days ending on the applicable grant date ($23.34, $24.10, and $24.10, respectively) multiplied by the number of shares of restricted stock granted to each executive (27,249, 8,058 and 4,573, respectively).

The grant date fair value of the performance-based restricted stock award granted to each executive is as follows: Mr. Lenehan - $788,721; Mr. Morgan - $207,933; and Mr. Brat - $117,993. The grant date fair value of each performance-based restricted stock award was estimated on the grant date using a Monte Carlo Simulation Model and assumes that 76.2%, 76.2%, and 88.4% of the target shares is achieved.
(3)
Amounts include the aggregate grant date fair value of the time-based restricted stock and performance-based restricted stock awards granted to the named executive officers on March 9, 2017, each calculated in accordance with FASB ASC Topic 718. The grant date fair value of the time-based restricted stock award granted to Messrs. Lenehan, Morgan and Brat ($560,006, $165,989 and $90,009, respectively) is equal to the average closing price of our common stock for the five consecutive trading days ending on the grant date ($21.62) multiplied by the number of shares of restricted stock granted to each executive (25,907, 7,679 and 4,164, respectively).

The grant date fair value of the performance-based restricted stock awards granted to each executive is as follows: Mr. Lenehan - $1,388,776; Mr. Morgan - $411,673; and Mr. Brat - $223,196. The grant date fair value of each performance-based restricted stock award was estimated on the grant date using a Monte Carlo Simulation Model and assumes that the maximum level of performance (i.e., 200% of the target shares) will be achieved.
(4)
Amounts reported in fiscal 2019, fiscal 2018 and fiscal 2017 reflect annual bonus awards earned by our named executive officers under our annual incentive compensation program for each such year. These awards were based on pre-established, performance-based targets, the outcome of which was uncertain at the time the targets were established, and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” The portion of any earned annual bonus award in excess of the target annual bonus opportunity for fiscal 2019 ($18,000 for Mr. Brat) was paid to the executive in the form of fully vested shares of our common stock, which were issued to Mr. Brat on January 22, 2020 under our 2015 Plan. The number of shares issued to Mr. Brat (620 shares) was determined based on the closing price of the Company’s common stock on such date. See the section above entitled “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive Compensation” for additional information about our annual incentive compensation program for fiscal 2019.

For fiscal 2018, the portion of each executive’s earned cash incentive award in excess of his target annual bonus opportunity for fiscal 2018 ($236,250 for Mr. Lenehan, $109,800 for Mr. Morgan and $81,000 for Mr. Brat) was paid to the executive in the form of fully vested shares of our common stock at the election of the Company, which were issued to Messrs. Lenehan, Morgan and Brat on January 22, 2019 under our 2015 Plan. The number of shares issued to each executive (8,859 to Mr. Lenehan; 4,117 to Mr. Morgan; and 3,038 to Mr. Brat) was determined based on the closing price of the Company’s common stock on such date.
For fiscal 2017, the portion of each executive’s earned cash incentive award in excess of his target annual bonus opportunity for fiscal 2017 ($187,500 for Mr. Lenehan, $87,019 for Mr. Morgan and $64,969 for Mr. Brat) was paid to the executive in the form of fully vested shares of our common stock at the election of the Company, which were issued to Mr. Lenehan on January 26, 2018 and to Messrs. Morgan and Brat on January 22, 2018 under our 2015 Plan. The number of shares issued to each executive (7,771 to Mr. Lenehan; 3,607 to Mr. Morgan; and 2,696 to Mr. Brat) was determined based on the closing price of the Company’s common stock on such date.
(5)	Amounts consist of Company-paid contributions to our 401(k) plan on behalf of our named executive officers.

(6)	Mr. Brat was promoted to Chief Transaction Officer in January 2020.

Grants of Plan-Based Awards Table
The table below sets forth information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2019.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(3)
William H. Lenehan		—	577,500	866,250
	1/22/2019				19,748	39,496	78,991		0
	1/22/2019							26,330	699,588
Gerald R. Morgan		—	268,400	402,600
	1/22/2019				6,030	12,060	24,120		0
	1/22/2019							8,040	213,623
James L. Brat		—	180,000	270,000
	1/22/2019				3,422	6,843	13,687		0
	1/22/2019							4,562	121,212

(1)
These amounts represent the potential range of payouts under our annual incentive compensation program for fiscal 2019. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above for the amount of the annual bonus earned by each of our named executive officers for fiscal 2019 under our annual incentive compensation program.

(2)
These amounts represent the potential range of payouts of performance-based restricted stock awards granted under our 2015 Plan, which vest based on the achievement of a performance measure over a three-year performance period commencing on January 1, 2019 and ending on December 31, 2021.

(3)
These amounts represent time-based restricted stock awards granted under our 2015 Plan, which vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continuous employment with the Company through the applicable vesting date.

(4)
The grant date fair values of the restricted stock awards were computed in accordance with FASB ASC Topic 718. The grant date fair value of each performance-based restricted stock award was determined based on the assumption that the threshold amount of performance will not be achieved, as such level of achievement represents the probable outcome of the applicable performance measure as of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
We have entered into an employment agreement with each of our named executive officers (the “Employment Agreements”).

The term of the Employment Agreements will be for an initial period commencing on November 27, 2018 and ending on November 27, 2021, and will automatically renew for additional one year periods unless either party gives written notice of nonrenewal. Under the Employment Agreements , Messrs. Lenehan, Morgan and Brat continue to serve in the positions of Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, will be paid an annual base salary, subject to annual review and adjustment, and are eligible to participate in the Company’s existing and future bonus and equity incentive plans and other incentive compensation programs for our senior executives, as well as all employee benefit and insurance plans sponsored or maintained for our senior executives.
Under the Employment Agreements, if any of the named executive officer’s employment is involuntarily terminated by the Company without “cause” (including a termination due to the Company’s nonrenewal of the term of the agreement) or voluntarily terminated by the executive for "good reason" (each, as defined in the Employment Agreements ), then subject to the executive’s compliance with the restrictive covenants set forth in the agreement and his execution and nonrevocation of a release of claims substantially in the form attached to the agreement, the executive will be eligible to receive a severance payment of (A) a lump-sum amount equal to 1.5 times, for Mr. Lenehan, or one times, for Messrs. Morgan and Brat, the sum of (i) the executive’s base salary in effect as of the date of termination and (ii) except in the case of termination due to the Company's nonrenewal of the term of the agreement, the executive’s target annual bonus amount in effect as of the date of termination, and (B) the annual bonus earned by the executive for the fiscal year of termination, based on actual full-year performance, pro-rated to reflect the executive’s time of service for such fiscal year through the date of termination, payable in a lump-sum at the time the Company pays bonuses to its senior executives. In addition, the Company will reimburse the named executive officer on a monthly basis for up to 18 months of health care benefits coverage at the same level provided to the executive at the time of his termination.
The Employment Agreements further provide that if the named executive officer’s employment is involuntarily terminated by the Company without “cause” (not including a termination due to the Company’s nonrenewal of the term of the agreement) or voluntarily terminated by the executive for "good reason,” in each case immediately prior to, on, or within 24 months following a change in control of the Company, then subject to the same conditions, the executive will be eligible to receive a severance payment of (A) a lump-sum amount equal to 2.5 times, for Mr. Lenehan, or 1.5 times, for Messrs. Morgan and Brat, the sum of (i) the executive’s base salary in effect as of the date of termination and (ii) the executive’s target annual bonus amount in effect as of the date of termination, and (B) the annual bonus earned by the executive for the fiscal year of termination, based on actual full-year performance, pro-rated to reflect the executive’s time of service for such fiscal year through the date of termination, payable in a lump-sum at the time the Company pays bonuses to its senior executives. In addition, the Company will reimburse the named executive officer on a monthly basis for up to 18 months of health care benefits coverage at the same level provided to the executive at the time of his termination.
The Employment Agreements further provide that if the named executive officer’s employment is terminated due to his death or “disability” (as defined in the Employment Agreements), then the Company will reimburse the executive (or his eligible dependents in the event of his death) on a monthly basis for up to 18 months of health care benefits coverage at the same level provided to the executive at the time of his termination.
Each Employment Agreement provides that, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the named executive officer than receiving the full amount of such payments.
The Employment Agreements also require our named executive officers to comply with several restrictive covenants, including confidentiality and non-disparagement covenants which apply during and after the term of the executive’s employment with the Company and an employee non-solicitation covenant which applies during the course of the executive’s employment with the Company and for a 12-month period thereafter.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2019.
	Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

William H. Lenehan	1/22/2019	26,330(3)	742,243	78,992	2,226,784
	2/4/2018	18,166(3)	512,100	81,748	2,304,476
	3/9/2017	8,635(3)	243,421	77,720	2,190,927
Gerald R. Morgan	1/22/2019	8,040(3)	226,648	24,120	679,943
	1/29/2018	5,372(3)	151,437	24,174	681,465
	3/9/2017	2,559(3)	72,138	23,038	649,441
James L. Brat	1/22/2019	4,562(3)	128,603	13,686	385,808
	1/29/2018	3,049(3)	85,951	13,718	386,710
	3/9/2017	1,388(3)	39,128	12,490	352,093

(1)	Amounts reported are based on the closing market price of our common stock on December 31, 2019 ($28.19).

(2)
These awards consist of shares of performance-based restricted stock under our 2015 Plan, which vest based on the achievement of a performance measure over a three-year performance period commencing on January 1, 2019 and ending on December 31, 2021 (with respect to the awards granted in 2019), January 1, 2018 and ending on December 31, 2020 (with respect to the awards granted in 2018), and January 1, 2017 and ending on December 31, 2019 (with respect to the awards granted in 2017).  The number in the table reflects the number of shares of restricted stock that the executive will earn based on achieving the maximum level of performance. The level of achievement assumed for each award is the next higher performance level (i.e., target or maximum) that exceeds the actual performance level achieved in respect of each award calculated as of December 31, 2019, in accordance with SEC rules. The number of shares of restricted stock, if any, that will be earned by the executive will depend on the actual performance level achieved by the Company for the applicable three-year performance period.

(3)
These awards consist of shares of time-based restricted stock under our 2015 Plan, which vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date.

Option Exercises and Stock Vested
The following table sets forth information with respect to the stock vested for each named executive officer during the fiscal year ended December 31, 2019.  We do not have any outstanding options.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1) (2)	Value Realized on Vesting ($)(3)
William H. Lenehan	144,551	3,903,433
Gerald R. Morgan	43,205	1,163,147
James L. Brat	24,247	652,600

(1)	Reflects shares of time-based and performance-based restricted stock and that vested in 2019.

(2)	The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.

(3)	Reflects the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting date by the number of shares that vested on such date.

Potential Payments Upon Termination or Change in Control
The following table sets forth quantitative information with respect to potential payments and benefits to each of our named executive officers in connection with certain qualifying terminations of employment, assuming that the qualifying termination of employment occurred on December 31, 2019. A description of these payments and benefits appears above in the sections entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Elements of Compensation – Long-Term Incentive Compensation.” The amounts reported in the “Stock Awards” column below are based on the closing price of our common stock on December 31, 2019 ($28.19). Amounts reported below assume that no "best-pay cap" reduction would apply.
Name	Cash Severance Payments ($)(1)	Stock Awards ($)(2)	Health Care Benefits ($)(3)	Total ($)
William H. Lenehan
Termination Without Cause or for Good Reason	2,310,000	3,577,217	31,986	5,919,203
Termination Without Cause or for Good Reason After a Change in Control	3,465,000	4,051,833	31,986	7,548,819
Termination following Death or Disability	—	4,951,940	31,986	4,983,926
Gerald R. Morgan
Termination Without Cause or for Good Reason	949,300	1,063,449	45,702	2,058,451
Termination Without Cause or for Good Reason After a Change in Control	1,289,750	1,207,490	45,702	2,542,942
Termination following Death or Disability	—	1,483,414	45,702	1,529,116
James L. Brat
Termination Without Cause or for Good Reason	726,000	583,007	45,702	1,354,709
Termination Without Cause or for Good Reason After a Change in Control	990,000	664,748	45,702	1,700,450
Termination following Death or Disability	—	831,549	45,702	877,251

(1)
Represents (A) a multiple of the sum of (i) the executive’s base salary in effect as of the date of termination and (ii) the executive’s target annual bonus amount in effect as of the date of termination, and (B) the annual bonus earned by the executive for the fiscal year of termination, based on actual full-year performance, pro-rated to reflect the executive’s time of service for such fiscal year through the date of termination. The applicable multiple varies by executive and the applicable termination scenario. For additional details, see the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)
Our time-based restricted stock and performance-based restricted stock award agreements provide that if an executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, in each case within two years after a change in control, then the executive will become immediately vested in all of his time-based restricted stock shares and performance-based Target Shares, as applicable. The performance-based Additional Shares will vest based on actual performance through the date of the change of control.

Our time-based and performance-based restricted stock award agreements provide that if, after the first anniversary of the grant date, an executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become vested in a pro-rated number of shares, which will be determined based on the number of full months during the 36-month vesting period or performance period, as applicable, that the executive was employed by the Company (plus six additional months of service credit in the case of time-based restricted stock awards).  With respect to performance-based restricted stock awards, the number of shares that will vest (subject to pro-ration as described in the preceding sentence), if any, will be determined following the end of the performance period based on actual performance.  The award agreements also provide that if the executive dies or becomes disabled prior to the vesting of the units or shares, as applicable, then he will become immediately vested in all of his units or shares, as applicable (with respect to the performance-based restricted stock award, 100% of the target shares will vest).
(3)	Represents reimbursement of health care benefits coverage for 18 months.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Lenehan, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We selected the median employee based on the 379 full-time and part-time workers employed by the company and its consolidated subsidiaries as of December 29, 2019. Over 95% of our employees work at one of the Company’s consolidated subsidiaries that operates six LongHorn Steakhouse restaurants located in the San Antonio, Texas area (the “Kerrow Restaurant Operating Business”). We chose December 29, 2019 (rather than December 28, the date used to identify our workforce for purposes of the pay ratio disclosure in our proxy statement for the 2018 Annual Meeting of Stockholders) due to it being the final payroll date of 2019 for our Kerrow Restaurant Operating Business employees. To identify the “median employee” from our employee population, we compared the amount of salary, wages and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2019. We did not apply any cost-of-living adjustments as part of the calculation. The foregoing compensation measure was applied consistently to all our employees included in the calculation.
Based on these calculations, our median employee is one of our Kerrow Restaurant Operating Business employees. This employee is a part-time server and is paid on an hourly basis. The 2019 annual total compensation for our median employee, as determined based on SEC rules, was $15,330. The 2019 annual total compensation for our CEO, as determined based on SEC rules, was $1,865,788. The ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2019 is 122 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information, as of December 31, 2019, with respect to compensation plans under which equity securities of the registrant are authorized for issuance.
	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(1)	435,543		1,058,420
Total	435,543		1,058,420

(1)	Represents the 2015 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 17, 2020 with respect to the beneficial ownership of our common stock by (i) each person who beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director or director nominee; (iii) each named executive officer listed in the table titled “2019 Summary Compensation Table” above; and (iv) all directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of restricted stock unit exercisable or vesting within 60 days after April 17, 2020 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
Unless otherwise indicated, the address for all persons named below is c/o Four Corners Property Trust, Inc., 591 Redwood Highway, Suite 1150, Mill Valley, California 94941.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock (1)
Beneficial holders of 5% or more of our common stock:
BlackRock, Inc. (2)	13,359,433	19.0%
The Vanguard Group (3)	8,179,078	11.6%
FMR LLC (4)	4,935,727	7.0%
Invesco Ltd. (5)	3,727,843	5.3%
Cohen & Steers, Inc. (6)	2,002,003	2.8%

Named Executive Officers, Directors and Director Nominees:
William H. Lenehan	330,953	*
John S. Moody	36,093	*
Douglas B. Hansen	29,909	*
Marran H. Ogilvie (7)	23,620	*
Paul E. Szurek (8)	24,334	*
Charles L. Jemley (9)	8,867	*
Eric S. Hirschhorn	7,647	*
Gerald R. Morgan	94,894	*
James L. Brat	55,619	*
All current executive officers and directors as a group (9 persons)	611,935	*

*Less than one percent (1%).
(1)	The percentage of beneficial ownership shown in the following table is based on 70,323,842 outstanding shares of common stock as of April 17, 2020.

(2)
Based solely on an amendment to Schedule 13G filed with the SEC on February 4, 2020. BlackRock, Inc. has sole dispositive power with respect to 13,359,433 shares and sole voting power with respect to 12,965,903 shares. BlackRock, Inc. has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
Based solely on an amendment to Schedule 13G filed with the SEC on February 12, 2020. The Vanguard Group has sole voting power with respect to 214,623 shares, shared voting power with respect to 94,439 shares, sole dispositive power with respect to 7,949,179 shares and shared dispositive power with respect to 229,899 shares. The Vanguard Group has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based solely on a Schedule 13G filed with the SEC on February 7, 2020. FMR LLC has sole voting power with respect to 1,701,417 shares and sole dispositive power with respect to 4,935,727 shares. FMR LLC has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, Fidelity Personal Trust Company, FSB, FMR Co., Inc., and Strategic Advisers LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)
Based solely on a Schedule 13G filed with the SEC on February 13, 2020. Invesco Ltd. has sole voting power with respect to 3,048,879 shares and sole dispositive power with respect to 3,727,843 shares. Invesco Ltd. has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: Invesco Advisers, Inc. and Invesco Capital Management LLC. The address of Invesco Ltd. is 1555 Peachtree Street, NE, Suite 1800, Atlanta, GA 30309.

(6)
Based solely on a Schedule 13G filed with the SEC on February 14, 2020. Cohen & Steers, Inc. has sole voting power with respect to 1,234,223 shares and sole dispositive power with respect to 2,002,003 shares. Cohen & Steers, Inc. has indicated that it filed the Schedule 13G on behalf of the following subsidiary: Cohen & Steers Capital Management, Inc. The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.

(7)
Includes 13,299 vested RSUs (together with their respective vested Dividend Equivalent Units) that Ms. Ogilvie has elected to defer payment of until her separation from service with the Board in accordance with the Company’s director compensation policy.

(8)
Includes 13,299 vested RSUs (together with their respective vested Dividend Equivalent Units) that Mr. Szurek has elected to defer payment of until his separation from service with the Board in accordance with the Company’s director compensation policy.

(9)
Includes 4,417 vested RSUs (together with their respective vested Dividend Equivalent Units) that Mr. Jemley has elected to defer payment of until his separation from service with the Board in accordance with the Company’s director compensation policy.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Executive officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of Forms 3 and 4 and amendments thereto and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer or beneficial owner of more than 10% of any class of our equity securities failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Party Transactions
Our Board has adopted a policy regarding the approval of any “interested transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $50,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. The Board will take into account, among other facts and circumstances it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our policy requires any director who may be interested in an interested transaction to recuse himself or herself from any consideration of such transaction. If an interested transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the related party.
In 2019, the Company had no related party transactions that exceeded the “interested transaction” threshold.
MISCELLANEOUS
Stockholder Proposals and Nominations
Any proposal of a stockholder intended to be included in our proxy statement for the 2021 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by us no later than December 31, 2020, unless the date of our 2021 Annual Meeting of Stockholders is more than 30 days before or after June 12, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our General Counsel and Secretary, at 591 Redwood Highway, Suite 1150, Mill Valley, California 94941.
A stockholder nomination of a person for election to our Board or a proposal for consideration at our 2020 Annual Meeting of Stockholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in Section 6 of Article II of our bylaws. Pursuant to Section 6 of Article II of our bylaws, we must receive timely notice of the nomination or other proposal in writing by not later than March 16, 2021, nor earlier than February 15, 2021. However, in the event that the 2021 Annual Meeting of Stockholders is advanced or delayed by more than 25 days from the first anniversary of the date of the 2020 Annual Meeting of Stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or the first public disclosure of the date of the annual meeting was made, whichever occurs first. A copy of our bylaws can be obtained from our General Counsel and Secretary, at 591 Redwood Highway, Suite 1150, Mill Valley, California 94941.

Householding
Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials were delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact our General Counsel and Secretary, in writing, at 591 Redwood Highway, Suite 1150, Mill Valley, California 94941, or by telephone at 415-965-8030.
Other Matters
We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.
By Order of the Board of Directors

JAMES L. BRAT
Chief Transaction Officer, General Counsel and Secretary

Dated: April 24, 2020
Mill Valley, California

FOUR CORNERS PROPERTY TRUST, INC. 591 REDWOOD HIGHWAY, SUITE 1150 MILL VALLEY, CA 94941
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 11, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/FCPT2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 11, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D08954-P33798	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FOUR CORNERS PROPERTY TRUST, INC.

The Board of Directors recommends that you vote FOR each of the seven director nominees set forth in Proposal One:
1.	Election of seven directors to the Board of Directors named in the proxy statement to serve until the 2021
Annual Meeting of Stockholders.		For	Against	Abstain
Nominees:
1a.	William H. Lenehan	☐	☐	☐

1b.	Douglas B. Hansen	☐	☐	☐

1c.	John S. Moody	☐	☐	☐

1d.	Marran H. Ogilvie	☐	☐	☐

1e.	Paul E. Szurek	☐	☐	☐

1f.	Charles L. Jemley	☐	☐	☐

1g.	Eric S. Hirschhorn	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D08955-P33798

FOUR CORNERS PROPERTY TRUST, INC.
Annual Meeting of Stockholders
June 12, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gerald R. Morgan and James L. Brat, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FOUR CORNERS PROPERTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on June 12, 2020, at www.virtualshareholdermeeting.com/FCPT2020. The Annual Meeting will be conducted as a virtual meeting of stockholders. You will be able to attend the annual meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/FCPT2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction  is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side, and in the discretion of the proxies upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side